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                                                                    EXHIBIT 99.2

[GENCORP LOGO]

NEWS RELEASE


Investor Contacts:   Yasmin Seyal
                     Senior Vice President, Finance
                     GenCorp, Inc.
                     916-351-8585

Press Contacts:      Linda Beech Cutler
                     Vice President, Corporate Communications
                     GenCorp, Inc.
                     916-351-8650

FOR IMMEDIATE RELEASE

    AEROJET SIGNS AGREEMENT FOR SAN GABRIEL VALLEY SUPERFUND SITE REMEDIATION

     SACRAMENTO, CALIFORNIA, April 1, 2002 - Aerojet-General Corporation, a subsidiary of GenCorp (NYSE: GY), today announced that it has signed a comprehensive groundwater remediation agreement for the San Gabriel Valley Superfund Site known as the Baldwin Park Operable Unit (BPOU). Aerojet is one of 19 Potentially Responsible Parties in the BPOU named by the U.S. Environmental Protection Agency (EPA), and one of the eight companies to have signed the agreement.

     "We are very pleased to have reached this comprehensive agreement to restore groundwater and provide safe drinking water supplies to the residents of San Gabriel Valley," said Chris Conley, GenCorp Vice President, Environmental Health & Safety.

     "The agreement settles outstanding environmental claims by entities involved and comes after a very long and arduous process of negotiations that we are glad to now have behind us. Importantly, it will enable us to completely focus on the priority of moving forward to build effective treatment facilities," Conley said.

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     The agreement also reaffirms the Company's commitment to environmental stewardship in the San Gabriel Valley. "Setting aside questions that remain over liability, Aerojet has taken a leading role throughout this unique and complex process, and is now stepping up to provide a viable solution," Conley added.

     "All parties involved owe a great deal of thanks to Congressman David Dreier (R-San Dimas) who was instrumental in driving the agreement and in securing significant federal funding for this project, and to EPA for facilitating and directing the process," Conley said.

     GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information, visit the Company's Web site at www.GenCorp.com.

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